Exhibit 10.6
                                                                  ------------


                             CONSOLIDATED NOTE

$2,844,393.24                                                 November 30, 2001


            WHEREAS, RAPHAEL BENAROYA (the "Maker") is the Chairman of the Board, President and Chief Executive Officer of United Retail Group, Inc., a Delaware corporation (the "Payee");

            WHEREAS, the Payee has made advances to the Maker in the total amount of $2,307,430.63 from time to time commencing February 13, 1998;

            WHEREAS, accrued and unpaid interest on the advances totals $536,962.61;

            WHEREAS, the advances and interest thereon are represented by promissory notes of the Maker to the order of the Payee, dated November 18, 1999, in the principal amount of $2,416,437.52 and dated November 17, 2000, in the principal amount of $223,285.55 (collectively, the "Prior Notes");

            WHEREAS, the Maker and the Payee desire to consolidate the Prior Notes, including accrued and unpaid interest thereon, into this promissory note; and

            WHEREAS, both the Maker and the Payee maintain offices at 365 West Passaic Street, Rochelle Park, New Jersey 07662.

            NOW, THEREFORE, FOR VALUE RECEIVED, the Maker promises to pay to the order of the Payee, at the office of the Chief Administrative Officer of the Payee or at such other place as may be designated in writing by the holder of this Note, the principal sum of (i) Five Hundred Thirty-Six Thousand Nine Hundred Sixty-Two and 61/100 ($536,962.61) on November 30, 2002 and (ii) Two Million Three Hundred Seven Thousand Four Hundred Thirty and 63/100 dollars ($2,307,430.63) on November 18, 2003.

            Interest on the outstanding balance of principal from the date hereof is payable on November 30, 2002 and at maturity at a rate per annum ("Interest Rate") equal to the Prime Rate (as hereinafter defined).

            "Prime Rate" means the prime commercial lending rate of The Chase Manhattan Bank announced to be in effect from time to time. (The Prime Rate is not necessarily the lowest rate charged by The Chase Manhattan Bank for commercial or other types of loans, it being understood that the Prime Rate is only one of the bases for computing interest on loans made by The Chase Manhattan Bank.)

            In the event of any change in the Prime Rate, the Interest Rate shall be adjusted on and as of the effective date of any change in Prime Rate provided that in no event shall such rate exceed the maximum rate of interest permitted by law. Interest shall be calculated on the basis of a 360-day year for the actual number of days involved.

            The Maker shall have the right to prepay this Note in whole at any time, or in part from time to time, without premium or penalty, but with accrued interest on the amount being prepaid to the date of such prepayment.

            This Note replaces and supersedes the Maker's Prior Notes to the order of the Payee, receipt of which by the Maker is hereby acknowledged. The Maker represents that:

            (a) there are no actions, suits or proceedings pending, or to the knowledge of the Maker threatened, against or affecting the Maker which could have an adverse effect on the ability of the Maker to honor his obligations hereunder, or involving the validity or enforceability of this Note, at law or in equity; the Maker, to the best of his knowledge after due investigation, is not in default or in violation with respect to, or operating under or subject to, any order, writ, injunction, decree or demand of any court, it being understood that the existence of any such suit or proceeding which in the judgment of the Payee would have an adverse impact on the ability of the Maker to honor his obligations hereunder shall be a default hereunder;

            (b) the consummation of the transactions hereby contemplated and performance of this Note will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, partnership agreement, or other agreement or instrument to which the Maker is a party or by which he may be bound or affected;

            (c) there is no default on the part of the Maker under or with respect to this Note and no event has occurred and is continuing which with the giving of notice or the passage of time or both would constitute a default hereof;

            (d) the Maker is not insolvent and will not be rendered insolvent by execution of this Note or consummation of the transaction contemplated thereby;

            (e) the Maker has no offsets, defenses or counterclaims to the enforcement of this Note and this Note is enforceable against the Maker in accordance with its terms; and

            (f) this Note constitutes the valid and binding obligation of the Maker and is enforceable against the Maker in accordance with its terms.

            No failure on the part of the Payee to exercise, and no delay in exercising, any right, remedy or power hereunder or under any other document or agreement executed in connection herewith shall operate as a waiver thereof, nor shall any single or partial exercise by the Payee of any right, remedy or power hereunder or under any other document or agreement executed in connection herewith preclude any other or future exercise of any other right, remedy or power.

            Each and every right, remedy and power hereby granted to the Payee or allowed it by law or other agreement shall be cumulative and not exclusive and may be exercised by the Payee from time to time.

            If any payment on this Note becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of New Jersey, the maturity thereof shall be extended to the next day.

            Payment of this Note shall be secured by a Pledge Agreement of even date herewith.

            In the event that the Payee, in enforcing its rights hereunder, determines that charges and fees incurred in connection with the Note may, under the applicable laws relative to usury, cause the interest rate herein to exceed the maximum rate allowed by law, then such interest shall be recalculated and any excess over the maximum interest permitted by said laws shall be credited to the then outstanding principal balance to reduce said balance by that amount. It is the intent of the parties hereto that the Maker, under no circumstances, shall be required to pay, nor shall the Payee be entitled to collect, any interest which is in excess of the maximum legal rate permitted under the applicable laws relative to usury.

            This Note may not be changed or modified orally, nor may any right or provision hereof be waived orally, but in each instance only by an instrument in writing signed by the holder of this Note, in the case of the Payee, by its Chief Administrative Officer.

            The Maker agrees that in the event that any interest due hereunder shall become overdue for a period in excess of fifteen (15) days, a late charge of two cents ($0.02) for each dollar ($1.00) so overdue shall be charged by the Payee for the purpose of defraying the expense incident to handling such delinquent payment, which the Maker agrees to pay.

            Presentment for payment, notice of dishonor, protest and notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note are hereby waived.

            If this Note shall be collected by legal proceedings or through any civil court or shall be referred to any attorney because of any default, the Maker agrees to pay a reasonable sum for attorney's fees and expenses.

            This Note shall be construed, enforced, and governed by the laws of the State of New Jersey, without regard to principles of conflicts of laws.

                                        RAPHAEL BENAROYA
                                        -----------------
                                        RAPHAEL BENAROYA

RB Note 11-01